UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2021

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:   001-36615

Delaware	26-2222607
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

325 North St. Paul Street, Suite 2650, Dallas, TX 75201

(Address of principal executive offices, including zip code)

(612) 746-1944

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	GWGH	Nasdaq Capital Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 30, 2021, GWG Holdings, Inc. (“GWG” or the “Company”) received a Staff Determination letter (“Staff Determination”) from the Listing Qualifications Staff (the “Listing Qualifications Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company had not established compliance with Rule 5620(a), which requires that GWG hold an annual meeting of shareholders within 12 months of the company’s fiscal year end, and Rule 5250(c)(1), because GWG has not yet filed its Form 10-K for the year ended December 31, 2020 (“2020 10-K”) and Form 10-Q for the period ended March 31, 2021. As a result, the Company’s common stock is subject to delisting from The Nasdaq Capital Market. The Company has requested a hearing before a Nasdaq Hearings Panel (the “Panel”) to review the Staff Determination, which request will stay the delisting of the Company’s common stock for a period of 15 days from the date of the hearing request, although GWG has requested the Panel to grant a stay of the suspension from trading pending the hearing.

After receiving the initial notification of deficiency related to GWG’s annual meeting on January 5, 2021, the Company filed a plan of compliance with Nasdaq noting that because the meeting had not been held in 2020, under SEC rules, GWG would not be able to hold its annual meeting until after it filed its 2020 10-K, which it expected to file on March 31, 2021.

As part of the preparation of its 2020 10-K, the Company voluntarily submitted two questions to the Securities and Exchange Commission’s (“SEC”) Office of the Chief Accountant (“OCA”) on February 15, 2021. OCA is responsible for accounting and auditing matters arising in the SEC’s administration of the federal securities laws, particularly with respect to accounting policy determinations. In this role, OCA consults with registrants on the application of accounting standards and financial disclosure requirements. Its website indicates that registrants can expect consultations to take approximately three weeks, although that time may vary depending on various factors. The questions submitted by the Company to OCA were (1) whether the December 31, 2019 transaction resulted in GWG obtaining control of The Beneficent Company Group, L.P. (“Ben”) in a transaction that constituted a change-in-control of Ben by entities not under common control, and (2) whether Ben was required to consolidate any of the ExAlt Plan trusts.

The Company had reached a conclusion on both of these matters in consultation with its accounting advisers, which conclusions have been reflected in its filings since the Form 10-K for the year ended December 31, 2019, and audited by its previous auditor, which issued an unmodified audit opinion on those statements. GWG’s current auditor also believes the Company has a reasonable basis for its accounting treatment on the items submitted for consultation. Although the Company has already reached a conclusion regarding the appropriate accounting for the matters submitted to OCA, because of OCA’s role within the SEC and the judgment involved in each question, the Company desired to obtain OCA’s conclusions on these matters.

The Company and OCA have discussed the matters submitted for consultation, and the Company has submitted supplemental materials in response to various OCA requests. The Company has no outstanding requests from OCA and intends to file its 2020 10-K and Form 10-Q for the period ended March 31, 2021, after receiving a final conclusion from OCA. Once the 2020 10-K is filed, the Company will file its required proxy statement and complete its combined 2020/2021 annual meeting, which has currently been adjourned to July 27, 2021. The Company has not received guidance on when the OCA consultation will be complete.

On July 7, 2021, the Company issued a press release regarding these matters, which is filed as an exhibit to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued July 7, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG HOLDINGS, INC.

Date: July 7, 2021	By:	/s/ Murray Holland
	Name:	Murray Holland
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued July 7, 2021

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